Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Preliminary Results for Q4 2010 Results and Guidance for Q1 2011

Expects Q4 2010 Revenue to Increase Approximately 72% Compared to Same Period Last Year

Anticipates Generating Positive EBITDA by the End of Q1 2011

FORT LAUDERDALE, FL, February 8, 2011 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced preliminary results for the fourth quarter ended December 31, 2010 and guidance for the first quarter of 2011.

Consolidated revenues for the fourth quarter of 2010 are expected to be in the range of $6.7 million to $6.9 million, an increase of approximately 72% from $3.9 million in the fourth quarter of 2009. Meal delivery revenue is expected to be approximately $5.4 million, an increase of 217% from $1.7 million in the fourth quarter of 2009. Adjusted EBITDA*, defined as net loss before interest, taxes, depreciation, amortization, stock-based compensation, severance charges, and the write-off of goodwill, intangibles and debt discounts, for the quarter ended December 31, 2010, is expected to be in the range of $(0.9) million to $(1.1) million compared to $(1.1) million in the fourth quarter of 2009.

Based on recent results and the Company’s outlook for the remainder of the first quarter, the Company anticipates that first quarter meal delivery revenue will be in the range of $5.5 million to $7.0 million, an increase from $3.0 million in the first quarter of 2010. This estimate is based on the assumption that the Company maintains advertising spend and customer acquisition cost at current levels. The Company also implemented a reduction in force in early January that will yield cost savings of $1.5 million annually. The Company anticipates achieving positive EBITDA by the end of the first quarter of 2011.

“We are pleased with our preliminary results for the fourth quarter, particularly in light of the fact that this represents our seasonally softest period as a result of lower demand during the holiday season,” said Kevin McGrath, President and Chief Executive Officer of eDiets.com. “We are especially pleased with the meal delivery business, which in the fourth quarter recorded its highest quarterly sales since the division was launched. As we look to 2011, we are encouraged by our performance in the month of January, particularly with the Biggest Loser meal plan as it continues to gain momentum. Demand for our meal delivery shipments has been in-line with our expectations quarter-to-date, and we anticipate accelerated revenue growth as we continue to add subscribers and the revenue builds throughout the quarter. Given these positive trends, we expect to generate positive EBITDA by the end of the first quarter of 2011.”

Conference Call

The Company will provide further results in its complete fourth quarter earnings release and conference call, which are expected to occur in late March.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

*	Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this report that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. This news release contains forward-looking statements about the Company including (ii) expectations regarding operational and financial performance in the fourth quarter of fiscal year 2010 and the first quarter of 2011, including revenue, adjusted EBITDA and EBITDA, (iii) expectations regarding our ability to maintain advertising spend and customer acquisition cost at current levels and (iii) expectations regarding demand for our meal delivery shipments. We also caution you that this news release contains additional forward-looking statements about the Company’s revenues and EBITDA for the quarter ended December 31, 2010. These results are preliminary and reflect our expected financial results as of the date of this news release. Actual reported results for the quarter ended December 31, 2010 may vary significantly from those expectations because of a number of factors, including additional or revised information, revisions arising from internal and external review procedures that we conduct during the closing of our books for the quarter and changes in accounting standards or policies or in how those standards are applied.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	our ability to raise additional capital through a private placement or public offering of our common stock, or through a sale of strategic or non-strategic assets;

•	our ability to accurately assess market demand for our products;

•	our ability to improve our meal delivery margin and its effect on total gross margins;

•	our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels; and

•	the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates.

These risks are not exhaustive and may not include factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

###